Exhibit 99.1

Inter Office Memo

Date:	May 24, 2004	From:	Jeff Aberdeen

To:	CBI Directors and Executive Officers	Subject:	Notice of Blackout Period

The Commerce Bancshares, Inc. Participating Investment Plan (“PIP”) will be changing its recordkeeper from AON Consulting to Fidelity Investments, effective July 1, 2004. The change is necessary because AON announced that it was exiting the recordkeeping business. The transition from AON to Fidelity will require that a blackout period be imposed on PIP participants’ ability to direct or diversify investments in their PIP accounts, including accounts holding Commerce Bancshares stock, or obtain a loan or distribution, from June 21, 2004 through July 15, 2004 (the “Blackout Period”). This period happens to correspond to the quiet period that would have occurred with the anticipated release of the earnings for the second quarter.

As a director or executive officer of Commerce, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibit certain transactions involving Company securities during the Blackout Period. During the Blackout Period you are not permitted to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity securities of the Company.

The Blackout Period will commence at 4:00 PM Eastern time on Monday June 21, 2004 and end at 4:00 PM Eastern time on Thursday, July 15, 2004.

If you have any questions regarding this notice or whether a transaction involving Commerce Bancshares stock is prohibited during the Blackout Period, please contact me at 816-234-2081 or J. Daniel Stinnett at 816-234-2350 or at 1000 Walnut, Kansas City, Missouri 64106.